As filed with the Securities and Exchange Commission on June 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KESTREL GROUP LTD

(Exact name of registrant as specified in its charter)

Bermuda	98-1833921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

48 Par-La-Ville Road, Suite 1141

Hamilton HM 11, Bermuda

(Address of Principal Executive Offices, including zip code)

Kestrel Group Ltd 2025 Equity Incentive Plan
Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan

(Full title of the plan)

CT Corporation System

28 Liberty St 42nd Floor

New York, NY 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to:

Dwight S. Yoo

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 27, 2025, the transactions contemplated by the Combination Agreement (as amended, the “Combination Agreement”), dated as of December 29, 2024, among Maiden Holdings, Ltd. (“Maiden”), Kestrel Group LLC (“Kestrel”) and the other parties thereto, were consummated.

This Registration Statement on Form S-8 is being filed by Kestrel Group Ltd (the “Company”) for the purpose of registering 1,411,600 common shares, par value $0.01 per share, of the Company (the “Common Shares”). Of these Common Shares:

•	206,600 Common Shares are issuable in respect of outstanding awards under the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan (the “Legacy Plan”) as of the date of this Registration Statement and any such additional shares granted under the Legacy Plan that are forfeited, cancelled, exchanged or surrendered, including in connection with the termination or expiration of an award, that then become available under the Legacy Plan in accordance with its terms. The Legacy Plan was assigned to and assumed by the Company at the effective time of the mergers. Such aggregate number of Common Shares issuable under the Legacy Plan reflects the conversion required by the terms of the Combination Agreement; and

•	1,205,000 Common Shares are issuable under the Kestrel Group Ltd 2025 Equity Incentive Plan (the “Kestrel Group Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Kestrel Group Ltd (the “Registrant”) is a Bermuda exempted company limited by shares and was formerly known as Ranger Bermuda Topco Ltd. The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Kestrel Group Plan and the Legacy Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s prospectus, dated March 26, 2025, filed with the SEC pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s registration statement on Form S-4, as amended (File No. 333-285664);

(b)	The Company’s Current Report on Form 8-K filed with the SEC on May 30, 2025; and

(c)	The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on May 27, 2025, to register such securities under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted company limited by shares. Section 98 of the Companies Act 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors employed by the company against any liability which by virtue of rule of law or otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any costs and expenses incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act. Section 98 also provides that a Bermuda company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Section 61 of the Registrant’s bye-laws provides that the officers and directors of the Registrant shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of any such officer or director.

Section 61 of the Registrant’s bye-laws also provides that each shareholder agrees to waive any claim or right of action such shareholder might have against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Registrant, provided that such waiver does not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	EXHIBIT INDEX
4.1	Memorandum of Association of Kestrel Group Ltd (formerly known as Ranger Bermuda Topco Ltd) (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 (File No. 333-285664), filed on March 10, 2025 with the SEC).

4.2	Amended and Restated Bye-Laws of Kestrel Group Ltd (formerly known as Ranger Bermuda Topco Ltd) (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 (File No. 333-285664), filed on March 10, 2025 with the SEC).

5.1	Opinion of Appleby (Bermuda) Limited.

23.1	Consent of Frazier & Deeter, LLC.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page hereto).

99.1+	Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan (Incorporated by reference to the filing of such exhibit with Maiden’s Proxy Statement on Schedule 14A filed with the SEC on November 8, 2019).

99.2+	Kestrel Group Ltd 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.49 to the Company’s Registration Statement on Form S-4 (File No. 333-285664), filed on March 26, 2025 with the SEC).

107	Filing Fee Table.

+ Indicates management contract or compensatory plan.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 3, 2025.

KESTREL GROUP LTD

By	/s/ Luke Ledbetter
Name:	Luke Ledbetter
Title:	Director, Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Luke Ledbetter with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date

/s/ Luke Ledbetter	Director, Chief Executive Officer	June 3, 2025
Luke Ledbetter	(Principal Executive Officer)

/s/ Patrick Haveron	President and Chief Financial Officer	June 3, 2025
Patrick Haveron	(Principal Financial Officer and Principal Accounting Officer)

/s/ Terry Ledbetter	Executive Chairman	June 3, 2025
Terry Ledbetter

/s/ Joseph Brecher	Director	June 3, 2025
Joseph Brecher

/s/ Erik Cohen	Director	June 3, 2025
Erik Cohen

/s/ Michael Hotchkiss	Director	June 3, 2025
Michael Hotchkiss

/s/ Steven Nigro	Director	June 3, 2025
Steven Nigro

/s/ Jeffrey Weissmann	Director	June 3, 2025
Jeffrey Weissmann